Exhibit 99.1

B&G Foods Reports Strong Fiscal May 2020 Net Sales

Parsippany, N.J., June 3, 2020—B&G Foods, Inc. (NYSE: BGS) today announced preliminary, unaudited net sales for the four weeks ending May 23, 2020 (fiscal May 2020) and the eight weeks ending May 23, 2020 (the first two months of second quarter 2020).

Net Sales (vs. prior year fiscal May and prior year first two months of second quarter, as applicable)

•	Net sales for fiscal May 2020 (the second month of B&G Foods’ second quarter) were $160.1 million, an increase of $53.7 million or 50.5%.

•	Net sales for the first two months of the second quarter of 2020 were $349.0 million, an increase of $127.5 million or 57.6%.

Guidance

As social distancing and stay-at-home mandates relating to COVID-19 are beginning to ease, the Company expects net sales growth for fiscal June 2020 to be above historical levels but more modest than net sales growth for the first two months of the second quarter. The Company expects net sales for the second quarter of 2020 to be in the range of $510 million to $525 million.

The ultimate impact of the COVID-19 pandemic on the Company’s business will depend on many factors, including, among others, the duration of social distancing and stay-at-home mandates, the pace and success of measures to ease social distancing and stay-at-home mandates, whether a second or third wave of COVID-19 will affect the United States and the rest of North America, the Company’s ability to continue to operate its manufacturing facilities and maintain its supply chain without material disruption, the timing and amount of incremental costs relating to COVID-19, and the extent to which macroeconomic conditions resulting from the pandemic and the pace of the subsequent recovery may impact consumer eating habits.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico.  With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature, B&G, B&M, Cream of Wheat, Dash, Green Giant, Las Palmas, Le Sueur, Mama Mary’s, Maple Grove Farms, New York Style, Ortega, Polaner, Spice Islands and Victoria, there’s a little something for everyone.  For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to the Company’s net sales guidance for fiscal June 2020 and expectations regarding the impact of COVID-19 on the Company’s business. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar references to future periods to be uncertain and forward-looking. Factors that may affect actual results include, without limitation: the impact of the COVID-19 pandemic and social unrest on the Company’s business, including, without limitation, the ability of the Company and its supply chain partners and customers to continue to operate manufacturing facilities, distribution centers, grocery stores and other work and retail locations without material disruption; the Company’s substantial leverage; the effects of rising costs for the Company’s raw materials, packaging and ingredients; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies; tax reform and legislation, including the effects of the U.S. Tax Cuts and Jobs Act; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on the Company’s international procurement, sales and operations; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to successfully complete the implementation of additional modules and the integration and operation of a new enterprise resource planning (ERP) system; the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; the Company’s sustainability initiatives and changes to environmental laws and regulations; and other factors that affect the food industry generally. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal 2019 filed on February 26, 2020 and in its subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Dara Dierks 866.211.8151	Media Relations: ICR, Inc. Matt Lindberg 203.682.8214

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